FOR IMMEDIATE RELEASE

CONTACTS:      James G. Rakes, President & CEO  (540) 951-6236
               J. Robert Buchanan, Treasurer    (276) 979-0341


                            NATIONAL BANKSHARES, INC.
                              ANNOUNCES STOCK SPLIT

BLACKSBURG, VA, MARCH 8, 2006: National Bankshares, Inc. (Nasdaq Capital Market:
NKSH) today announced that its Board of Directors has approved a 2-for-1 split of its common stock for those shareholders of record on March 20, 2006. The stock distribution date is scheduled for March 31, 2006. The company's Chairman, President and CEO James G. Rakes commented, "National Bankshares' Board of Directors made a decision to split the stock in order to make the shares more affordable to a broader range of potential investors. We also hope that the stock split will increase liquidity in the trading of our shares."

        National Bankshares, Inc. is a financial holding company headquartered in Blacksburg, Virginia. It is the parent company of the National Bank of Blacksburg, Bank of Tazewell County and National Bankshares Financial Services, Inc., and it offers banking, investment and insurance services from 26 locations throughout Southwest Virginia. More information about the company is available on its web site at www.nationalbankshares.com.